Exhibit 99.1

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 1st quarter earnings

NEW ALBANY, Ind. (April 27, 2006) - Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) reported results for the first quarter ended March 31, 2006. The following tables summarize the Company's first quarter results (in thousands, except per share data):

                                            Quarter Ended,                  Quarter Ended
                                              March 31,           Percent    December 31,     Percent
                                          2006         2005       Change         2005         Change
                                          ----         ----       ------         ----         ------
Net income ........................    $     795    $     782       1.7%      $     842       (5.6)%
Net income per share, basic .......    $    0.31    $    0.30       3.3       $    0.32       (3.1)
Net income per share, diluted .....    $    0.30    $    0.29       3.4       $    0.32       (6.3)

                                              March 31,           Percent    December 31,     Percent
                                          2006         2005       Change         2005         Change
                                          ----         ----       ------         ----         ------
Total assets ......................    $ 680,255    $ 619,229       9.9%      $ 665,008        2.3%
Loans, net ........................      525,051      476,959      10.1         512,448        2.5
Total deposits ....................      493,928      436,468      13.2         464,836        6.3
Non-interest bearing deposits .....       50,947       48,932       4.1          47,573        7.1

Net income for the three months ended March 31, 2006 improved 1.7% from the same period in 2005 primarily because of growth in earning assets. Net income compared to the fourth quarter of 2005 was down 5.6%, due primarily to a narrower net interest margin, which tightened as interest bearing liabilities repriced upward faster than earning assets in the current higher rate environment.

"We are very pleased with our balance sheet growth over the past year, particularly our deposit growth," stated James D. Rickard, President and Chief Executive Officer. "While both total assets and net loans grew 10% over the last year, total deposits grew over 13% since March 31, 2005, and we continue to see solid growth in non-interest bearing deposits. We look at deposit growth as a direct result of our focus on customer service. To further enhance that growth and to serve our growing customer base, we were excited to open another branch in Jefferson County, Kentucky during the first quarter of the year."

"We were also very pleased to announce the signing of a definitive agreement to acquire The Bancshares, Inc., a $136 million bank holding company for The Scott County State Bank in Scottsburg, Indiana, that is expected to be completed in the third quarter of this year," continued Mr. Rickard. "This transaction will further enhance our extensive branch network in southern Indiana while allowing us to join with a proven market leader in Scott County."

Asset Quality

                                                             March 31,  December 31,   March 31,
                                                               2006         2005         2005
                                                               ----         ----         ----
Non-performing loans to total loans .....................        1.03%        1.06%        0.40%
Non-performing assets to total loans ....................        1.05         1.08         0.46
Net loan charge-offs to average loans (1) ...............        0.07         0.07         0.16
Allowance for loan losses to total loans ................        1.12         1.14         0.98
Allowance for loan losses to non-performing loans .......      109.36       107.58       243.06
Classified loans ........................................    $ 12,549     $ 12,863     $ 12,329
Impaired loans ..........................................    $  2,344     $  2,483     $  1,117

(1) Net loan charge-offs to average loans as of March 31, 2006 and March 31, 2005 are presented on an annualized basis.

Provision for loan losses was $285,000 less than the same quarter last year, primarily as a result of the stabilization of classified loan totals over the last twelve months.

Non-Interest Income

                                                                Quarter Ended
                                                                   March 31,          Percent
(Dollars in thousands)                                         2006        2005       Change
                                                               ----        ----       ------
Service charges on deposit accounts .....................    $    646    $    566       14.1%
Commission income .......................................          19          19        0.0
Gain on sale of mortgage loans ..........................          88          76       15.8
Loan servicing income, net of amortization ..............          18          10       80.0
Increase in cash surrender value of life insurance ......         137         120       14.2
Other ...................................................          69          62       11.3
                                                             --------    --------
   Subtotal .............................................         977         853       14.5
Gain on sale of available for sale securities ...........          --          23     (100.0)
                                                             --------    --------
   Total ................................................    $    977    $    876       11.5%
                                                             ========    ========

Deposit service charges increased 11.5% for the three months ended March 31, 2006 due primarily to the growth in the number of non-interest checking accounts over the last year. Gain on sale of mortgage loans increased 15.8% over 2005 because the Company has increased its focus on this area of its business, hiring an experienced mortgage executive with the stated objective of increasing the Company's market share in our market areas.

Non-Interest Expense

                                                                Quarter Ended
                                                                   March 31,          Percent
(Dollars in thousands)                                         2006        2005       Change
                                                               ----        ----       ------
Salaries and employee benefits ..........................    $  2,246    $  2,085        7.7%
Occupancy ...............................................         340         307       10.7
Equipment ...............................................         275         283       (2.8)
Data processing .........................................         531         411       29.2
Marketing and advertising ...............................         159          84       89.3
Other ...................................................         675         545       23.9
                                                             --------    --------
   Total ................................................    $  4,226    $  3,715       13.8%
                                                             ========    ========

Salaries and employee benefits increased compared to the first quarter of 2005 because of staffing for the branch opened during the first quarter of 2006, and support personnel in key areas such as loan and deposit operations, marketing and risk management. Data processing expense increased primarily because of costs associated with incremental core data processing services. Marketing and advertising costs increased to support the Company's greater presence in the metropolitan Louisville market.

Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank in New Albany, Indiana, a full-service banking subsidiary. The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company's plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's 2005 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

                          [TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

                                                              March 31,   December 31,
                                                                2006          2005
                                                              ---------   ------------
                                                                   (In thousands)
ASSETS
Cash and due from banks                                       $  12,462     $  11,225
Interest bearing deposits in other financial institutions         1,062         1,358
Securities available for sale, at fair value                     99,262        98,835
Loans held for sale                                               1,233         1,694
Loans, net                                                      525,051       512,448
Premises and equipment, net                                      11,976        10,933
Other assets                                                     29,209        28,515
                                                              -----------------------
     Total Assets                                             $ 680,255     $ 665,008
                                                              =======================

LIABILITIES
Deposits
     Non-interest bearing                                     $  50,947     $  47,573
     Interest bearing                                           442,981       417,263
                                                              -----------------------
         Total deposits                                         493,928       464,836
Short-term borrowings                                            56,733        47,735
Federal Home Loan Bank advances                                  75,000        98,000
Subordinated debentures                                           7,000         7,000
Other liabilities                                                 5,012         4,662
                                                              -----------------------
     Total Liabilities                                          637,673       622,233
                                                              -----------------------

STOCKHOLDERS' EQUITY
Stockholders' equity                                             42,582        42,775
                                                              -----------------------
     Total Liabilities and Stockholders' Equity               $ 680,255     $ 665,008
                                                              =======================

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                 ---------------------------
                                                    2006             2005
                                                 ----------       ----------
                                               (In thousands, except share data)
Interest income                                  $    9,934       $    7,939
Interest expense                                      5,529            3,670
                                                 ---------------------------
Net interest income                                   4,405            4,269
Provision for loan losses                               125              410
Non-interest income                                     977              876
Non-interest expense                                  4,226            3,715
                                                 ---------------------------
Income before income taxes                            1,031            1,020
Income tax expense                                      236              238
                                                 ---------------------------
Net income                                       $      795       $      782
                                                 ===========================
Basic earnings per share                         $     0.31       $     0.30
Diluted earnings per share                       $     0.30       $     0.29
                                                 ===========================